Exhibit 99.1

EDITORIAL CONTACTS:                                  PRGP42SN134

Michele Drake (U.S.)
+1 650 752 5296
michele_drake@agilent.com

Jorgen Tesselaar (Europe)
+31 20 547 2825
jorgen_tesselaar@agilent.com


INVESTOR CONTACT:

Hilliard Terry
+1 650 752 5329
hilliard_terry@agilent.com



        Agilent Technologies Completes Sale of Its Healthcare Business
                         to Royal Philips Electronics


     PALO ALTO, Calif., Aug. 1, 2001 -- Agilent Technologies Inc. (NYSE: A) today announced that it has completed the sale of its Healthcare Solutions Group (HSG) to Royal Philips Electronics (AEX: PHI, NYSE: PHG) for a total purchase price of $1.7 billion. Agilent received cash proceeds of $1.6 billion today.

     An additional $100 million is expected to be received upon the satisfaction of certain post-closing conditions. As a result of the sale, Agilent anticipates recording an after-tax gain in the range of $600 million to $700 million.

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

     Agilent plans to apply some of the proceeds to pay back all of its short-term debt. The remaining proceeds will be added to existing operating cash reserves.

     With the closure of the sale of its healthcare business to Philips, Agilent focuses its business on three major areas -- communications, electronics and life sciences.

     Announcement of the transaction was originally made in November 2000. HSG currently employs approximately 5,000 people and operates in over 100 countries around the world.

About Philips Medical Systems
-----------------------------

         Philips Medical Systems is a leading supplier of diagnostic imaging systems and related services worldwide including x-ray, magnetic resonance, computed tomography, ultrasound, nuclear medicine, information management and consultancy services. With the acquisition of the healthcare business of Agilent Technologies, Philips has added cardiovascular ultrasound imaging, patient monitoring, electrocardiography, resuscitation products and e-care business to its portfolio. All products are backed by Philips' worldwide network of research and development, and sales and service organizations. Philips Medical Systems, represented in more than 100 countries and employing 17,600 people, is part of Royal Philips Electronics, one of the world's largest electronics companies. Additional information on Philips Medical Systems can be obtained by accessing its homepage at http://www.medical.philips.com.

About Royal Philips Electronics
-------------------------------

         Royal Philips Electronics of the Netherlands is one of the world's biggest electronics companies and Europe's largest, with sales of EUR 37.9 billion in 2000. It is a global leader in color television sets, lighting, electric shavers, color picture tubes for televisions and monitors, and one-chip TV products. Its 212,390 employees in more than 60 countries are active in the areas of lighting, consumer electronics, domestic appliances, components, semiconductors, and medical


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

systems. Philips is quoted on the NYSE
(symbol: PHG), London, Frankfurt, Amsterdam and other stock exchanges. News from Philips is located at www.news.philips.com.

About Agilent Technologies
--------------------------

     Agilent Technologies Inc. (NYSE: A) is a global technology leader in communications, electronics and life sciences. The company's 43,000 employees serve customers in more than 120 countries. Agilent had net revenue of $9.4 billion in fiscal year 2000, as restated to reflect the sale of its healthcare business. Information about Agilent can be found on the Web at www.agilent.com.

     This news release contains forward-looking statements (including, without limitation, information regarding the receipt of the remainder of the purchase price, the amount of Agilent's anticipated after-tax gain as a result of the sale, and its plan to apply some of the proceeds to pay back all its short-term debt) that involve risks and uncertainties that could cause results of Agilent Technologies to differ materially from management's current expectations. These and other risks are detailed in Agilent's Annual Report on Form 10-K for the year ended Oct. 31, 2000, its Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, and its Current Report on Form 8-K for June 29, 2001, as filed with the Securities and Exchange Commission.

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